EXHIBIT 10.89

FIRST AMENDMENT TO THE
NAVISTAR, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, Navistar, Inc. (the Company) maintains the Navistar, Inc. Supplemental Executive Retirement Plan, as amended and restated effective June 1, 2016 (the Plan); and

WHEREAS, the Company has reserved the right to amend the Plan pursuant to Section 6.1 therein;

NOW THEREFORE BE IT RESOLVED, that by virtue and in exercise of the power to amend the Plan reserved to the Company, the Plan be and is hereby amended, effective as of January 1, 2017, as follows:

1.	By amending Section 1.10 of the Plan by adding the following at the end thereof:

"Notwithstanding the foregoing, certain Participants who Retire or otherwise terminate employment with the Company on or after January 1, 2017, may have ‘Enhanced Final Average Compensation’ as defined in Section 4.9. "

2.	By amending Section 1.19 of the Plan to read in its entirety as follows:

"1.19     ‘RPSE’ shall mean the Navistar, Inc. Retirement Plan for Salaried Employees (including the Navistar Financial Corporation Retirement Plan for Salaried Employees that was merged into said plan), as may be amended from time to time, and, on and after January 1, 2017, its continuing benefit structure within the Navistar, Inc. Salaried Employees Pension Plan. "

3.
By amending , Section 4 of the Plan by inserting a new Section 4.9, as follows, immediately following Section 4.8, and renumber current Sections 4.9 through 4.11 as Sections 4.10 through 4.12, respectively:

"4.9     Enhanced Retirement Benefits for Certain Participants

‘Enhanced Final Average Compensation’ shall mean, for certain Participants as described below in this Section 4.9, the Participant’s Final Average Compensation determined in accordance with the provisions of Section 1.10 by substituting for the ‘120-month period’ described therein the ‘period from January 1, 2008 to the Participant’s Actual Retirement Date.’

With regard to certain Participants, as further provided in this Section 4.9, whose dates of birth are on or before January 1, 1963, and who Retire or otherwise terminate employment with the Company and all of its affiliates on or after January 1, 2017, such Participants shall receive enhancements to their benefits otherwise determined under the Plan without regard to this Section 4.9. The amount of such enhancements, which shall constitute a Non-Grandfathered Amount and shall be subject to Code Section 409A, shall be equal to the excess, if any, by which the benefits determined by substituting the Participant’s Enhanced Final Average Compensation for the Participant’s Final Average Compensation exceed the benefits otherwise determined under the Plan absent this Section 4.9. Such enhancements to the benefits of a Participant or of a Participant’s

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surviving spouse, if applicable, shall be paid at the same time and in the same frequency, form and manner, and for the same duration as such Participant’s or surviving spouse’s benefits are otherwise payable under the Plan, except to the extent otherwise required by law.

The above provisions of this Section 4.9 shall not apply to a Participant who, as of December 31, 2016, has been involuntarily terminated and is eligible for Grow In to early retirement under Section 3.2 of the Plan pursuant to Section 8, unless and until such Participant returns to active employment with the Company. "

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